Exhibit 99.1

Syngenta North America Region 11055 Wayzata Boulevard Minnetonka, MN 55305 www.syngenta-us.com

Third Iowa ethanol plant to use Syngenta Enogen® corn

•	Southwest Iowa Renewable Energy to begin using Enogen corn enzyme technology following the 2015 corn harvest
•	Major reduction in corn mash viscosity from using Enogen will lead to increased throughput and yield, as well as reduced energy usage
•	Agreement will enable local growers to serve as enzyme suppliers

MINNETONKA, Minn., U.S.A., March 26, 2015 – Syngenta announced today that it has signed a commercial agreement with Southwest Iowa Renewable Energy (SIRE) to begin using Enogen® corn enzyme technology at its Council Bluffs, Iowa, ethanol production facility following the 2015 harvest. SIRE is the third Iowa plant to sign such an agreement.

According to David Witherspoon, head of Enogen for Syngenta, the robust alpha amylase enzyme found in Enogen grain helps an ethanol plant dramatically reduce the viscosity of its corn mash, and reduce – or may eliminate – the need to add a liquid form of the enzyme.

“This breakthrough viscosity reduction can lead to unprecedented levels of solids loading, which directly contributes to increased throughput and yield, as well as critical cost savings from reduced natural gas, energy, water and chemical usage,” Witherspoon said. “Farmers who grow Enogen corn benefit as well – they earn an average premium of 40 cents per bushel.

“The agreement with SIRE will enable SIRE to source alpha amylase directly from local growers and keep enzyme dollars in the local community,” Witherspoon added. “This is what truly sets Enogen corn apart from other technologies designed to enhance ethanol production. It adds significant incremental value at the local level for communities that rely on their ethanol plant’s success.”

SIRE is a state of the art dry-mill grain processing facility that annually produces more than 125 million gallons of ethanol and consumes more than 40 million bushels of corn. SIRE sources grain from a large portion of southwest Iowa and several counties in southeast Nebraska.

According to SIRE General Manager and CEO Brian Cahill, the opportunity to invest locally is a key benefit of using Enogen grain.

Syngenta – March 26, 2015

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“We look forward to purchasing alpha amylase in the form of high-quality grain directly from local corn growers,” Cahill said. “When you think about the value that Enogen will deliver for our growers, our facility and our community, it’s a win-win-win scenario.”

For more information about Enogen corn enzyme technology, visit www.Enogen.net. To inquire about incorporating Enogen into an ethanol plant, contact Tim Tierney, head, Enogen business accounts, at timothy.tierney@syngenta.com or 612-656-8169.

For more information about Syngenta, visit www.syngenta-us.com. Join the conversation online – connect with us at social.SyngentaUS.com.

About Syngenta
Syngenta is one of the world's leading companies with more than 28,000 employees in over 90 countries dedicated to our purpose: Bringing plant potential to life. Through world-class science, global reach and commitment to our customers, we help to increase crop productivity, protect the environment and improve health and quality of life. For more information about us, please go to www.syngenta.com.

About SIRE
SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

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Media Contacts:
Staci Monson
612-656-8545
staci.monson@syngenta.com

Ken Sanderman
919-870-5718
ksanderman@gscommunications.com

Web Resources:
Syngenta Media Portal
Enogen
SIRE
Know More, Grow More

Cautionary Statement Regarding Forward-Looking Statements
This document contains forward-looking statements, which can be identified by terminology such as ‘expect’, ‘would’, ‘will’, ‘potential’, ‘plans’, ‘prospects’, ‘estimated’, ‘aiming’, ‘on track’ and similar expressions. Such statements may be subject to risks and uncertainties that could cause the actual results to differ materially from these statements. We refer you to Syngenta's publicly available filings with the U.S. Securities and Exchange Commission for information about these and other risks and uncertainties including the “Risk Factors” in our Annual Report on Form 20-F. Syngenta assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors. This document does not constitute, or form part of, any offer or invitation to sell or issue, or any solicitation of any offer, to purchase or subscribe for any ordinary shares in Syngenta AG, or Syngenta ADSs, nor shall it form the basis of, or be relied on in connection with, any contract thereof.

Syngenta – March 26, 2015

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”). Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language. In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

©2015 Syngenta, 11055 Wayzata Boulevard, Minnetonka, MN 55305. Enogen® and the Syngenta logo are registered trademarks of a Syngenta Group Company.

Syngenta – March 26, 2015

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